Exhibit T3E.4

Amendment to Offering Circular and Consent Solicitation Statement

River Rock Entertainment Authority

OFFER TO EXCHANGE

ANY AND ALL OF OUR OUTSTANDING

9 3/4% SENIOR NOTES DUE 2011

(CUSIP NO. 768369AB6 AND ISIN NO. US768369AB61)

FOR

CASH AND EITHER

9% NOTES DUE 2018

(CUSIP NO. 768369AF7 AND ISIN NO. US768369AF75)

OR

8% TAX-EXEMPT NOTES DUE 2018

(CUSIP NO. 768372AA2 AND ISIN NO. US768372AA26)

AND

SOLICITATION OF CONSENTS TO AMENDMENTS AND

WAIVER OF THE RELATED INDENTURE

River Rock Entertainment, an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the “Tribe”), is hereby making amendments to its Offer and Consent Solicitation relating to its 9 3/4% Senior Notes due 2011 (the “Existing Notes”) as further described below.

The Offer and the Consent Solicitation are being made upon the terms and subject to the conditions set forth in the Authority’s Offering Circular, dated November 18, 2011, as amended by this Amendment, and the accompanying Letter of Transmittal and Consent.

All capitalized terms used but not defined herein have the meanings assigned in the Offering Circular.

Summary

•                  The interest rate offered on the new tax-exempt Series B Senior Notes due 2018 (the “New Series B Notes”) is increased to 8.0% per anum from 7.5% per anum and the optional redemption provisions of the New Indenture regarding the New Notes are amended accordingly.

•                  The Consent Date by which Holders who tender their Existing Notes and deliver corresponding Consents will receive the Consent Premium is extended to 12:00 Midnight (New York City time) on December 7, 2011.

•                  The form of Supplemental Indenture for the Existing Notes attached as Annex A to the Offering Circular is replaced with the form attached as Annex A hereto.

The changes in the interest rate and optional redemption terms of the New Series B Notes and certain technical revisions are reflected in the revised form of New Indenture which the Authority has filed with the Securities and Exchange Commission.

Interest Rate on New Series B Notes

Interest on the New Series B Notes will accrue at the rate of 8% per annum.  Each time it is used in the Offer Documents, the interest on the New Series B Notes is changed to 8% from 7.5%.

Optional Redemption

Except as set forth in the following two paragraphs, the Authority shall not have the option to redeem the

Series A Notes or the Series B Notes.

Subject to the restrictions set forth under the heading “—Special Provisions Regarding Unlicensed and Non-Exempt Holders,” the Authority may, at any time prior to November 1, 2015, redeem all or part of the Series A Notes or the Series B Notes, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Make Whole Premium and accrued and unpaid interest thereon to the applicable redemption date (subject to the right of  Holders on the relevant record date to receive interest due on the related interest payment date); provided that with respect to any redemption pursuant to this paragraph, Series A Notes and Series B Notes shall be redeemed pro rata based on the aggregate principal amount of the New Notes outstanding on the date the notice of redemption with respect thereto is mailed to Holders pursuant to the applicable provisions of the New Indenture.

Subject to the restrictions set forth under the heading “—Special Provisions Regarding Unlicensed and Non-Exempt Holders,” on or after November 1, 2015, the Authority may redeem, upon not less than 30 nor more than 60 days’ notice, (i) all or part of the Series A Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2015	104.500%
2016	102.250%
2017 and thereafter	100.000%

and (ii) all or part of the Series B Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2015	104.000%
2016	102.000%
2017 and thereafter	100.000%

provided that with respect to any redemption pursuant to this paragraph, Series A Notes and Series B Notes shall be redeemed pro rata based on the aggregate principal amount of the New Notes outstanding on the date the notice of redemption with respect thereto is mailed to Holders pursuant to the applicable provisions of the New Indenture.

Revised Supplemental Existing Indenture

The form of Supplemental Existing Indenture is revised to make further amendments to Article VII of the Existing Indenture.  The revised form of Supplemental Existing Indenture is attached hereto as Annex A.

Consent Date

As used in the Offer Documents, the term “Consent Date” shall mean December 7, 2011.

Holders who have already tendered Existing Notes and delivered Consents with respect thereto may modify a previously-made election for New Notes until the Withdrawal Deadline and will remain eligible to receive the Consent Premium.  See “Election for New Series B Notes” below.

Solicitation of Consents

As of 5:00 p.m. (New York City time) on December 5, 2011, the Authority had received tenders of an

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aggregate principal amount of Existing Notes in excess of 66 2/3% of the total principal amount of outstanding Existing Notes.

These tenders also constitute Consents, with respect to the principal amount of Existing Notes tendered, and by tendering or re-tendering your Existing Notes, you will Consent to (1) the Waiver of (A) existing defaults or events of default, including with respect to the payment of principal and interest, under the Existing Indenture and (B) the right to have the Authority file reports with the Commission under the Existing Registration Rights Agreement, which Waiver shall survive the delivery of the Existing Notes tendered herewith and remain valid for so long as the Existing Registration Rights Agreement shall remain in effect, (2) the termination of the Existing Collateral Agreement and (3) certain amendments described in the Offering Circular under “Proposed Amendments and Waiver” to the Existing Indenture and the Existing Collateral Documents, all as more fully set forth in the Supplemental Existing Indenture in the form attached hereto as Annex A, an agreement terminating the Existing Collateral Agreement and the Supplemental Existing Collateral Documents. You will further Consent, with respect to the principal amount of Existing Notes tendered, to the execution and delivery by the Authority, the Tribe, the Existing Notes Trustee and all other required parties thereto of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents with respect to such Existing Notes (as required by Section 9.02 of the Existing Indenture) and to the Waiver.

The Proposed Amendments and Waiver required the consent of Holders of 66 2/3% in aggregate principal amount of the outstanding Existing Notes which has now been obtained.  The Authority and the Tribe expect to enter into a First Supplemental Indenture and amendments to the Existing Collateral Documents with U.S. Bank National Association, as trustee for the Existing Notes, as soon as possible to implement the Proposed Amendments.  The Supplemental Existing Indenture and the Supplemental Existing Collateral Documents will become effective upon execution thereof. The Proposed Amendments and Waiver will become operative on the Exchange Date. Existing Notes that are not tendered and accepted for exchange pursuant to the Offer will remain obligations of the Authority, but, when the Proposed Amendments and Waiver become operative, such Existing Notes will be subject to the terms of the Supplemental Existing Indenture and the Supplemental Existing Collateral Documents and the rights of the holders of New Notes and of Subordinated Notes.

Existing Notes tendered and Consents delivered may no longer be withdrawn or revoked after the date when the Supplemental Existing Indenture becomes effective, which is referred to as the Withdrawal Deadline.

Election for New Series B Notes

If you wish to make a first-time tender of your Existing Notes for New Series B Notes, please refer to the procedures described under “Procedures for Tendering Existing Notes and Delivering Consents” in the Offering Circular.

If you have already tendered your Existing Notes, you may change your election for New Series A Notes to request New Series B Notes, or to otherwise change your allocation, until the Withdrawal Deadline.  In order to change your election, you will need to first withdraw your Existing Notes, modify your election as desired and then re-tender your Existing Notes immediately.  If you withdraw Existing Notes in order to change your election for New Notes, you will have the right to re-tender them prior to the Expiration Date, but you will only be eligible to receive the Consent Premium if you re-tender Existing Notes and deliver corresponding Consents prior the Consent Date, which has been extended to 12:00 Midnight (New York City time) on December 7, 2011.  See “Withdrawal of Tenders and Revocation of Consents” and “Procedures for Tendering Existing Notes and Delivering Consents” in the Offering Circular.

Existing Notes tendered or re-tendered and corresponding Consents delivered or re-delivered after the Withdrawal Deadline may not be withdrawn or revoked.

Any questions or requests for assistance regarding your election for New Notes, the Offer and Consent Solicitation in general or for additional copies of the Offer Documents or any other related documents may be directed to D.F. King & Co., Inc. at the address and telephone numbers set forth on the back cover of this document. D.F. King & Co., Inc. also acts as the exchange agent and depositary for the Offer and Consent Solicitation.

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Beneficial owners may contact the Depositary or their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer and Consent Solicitation.

None of the Authority, the Tribe, the Information Agent or the Depositary makes any recommendation in connection with the Offer or the Consent Solicitation.

YOU SHOULD CAREFULLY CONSIDER THE STATEMENTS MADE IN THE OFFERING CIRCULAR BEFORE DECIDING TO EXCHANGE YOUR EXISTING NOTES AND PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS AND WAIVER.

The date of this Amendment to the Authority’s Offering Circular and
Consent Solicitation Statement is December 6, 2011.

4

ANNEX A

FORM OF SUPPLEMENTAL INDENTURE FOR THE EXISTING NOTES

A-1

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Supplemental Indenture Section(s)
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	Not Applicable
	(a)(4)	Not Applicable
	(a)(5)	7.10
	(b)	7.10
	(c)	Not Applicable
311	(a)	7.11
	(b)	7.11
	(c)	Not Applicable
312	(a)	2.06
	(b)	15.03
	(c)	15.03
313	(a)	7.06
	(b)(1)	14.04
	(b)(2)	7.06, 7.07
	(c)	7.06, 15.02
	(d)	7.06
314	(a)	15.05
	(b)	Not Applicable
	(c)(1)	Not Applicable
	(c)(2)	Not Applicable
	(c)(3)	Not Applicable
	(d)	14.04, 14.05, 14.06
	(e)	15.05
	(f)	Not Applicable
315	(a)	Not Applicable
	(b)	Not Applicable
	(c)	Not Applicable
	(d)	Not Applicable
	(e)	Not Applicable
316	(a) (last sentence)	Not Applicable
	(a)(1)(A)	Not Applicable
	(a)(1)(B)	Not Applicable
	(a)(2)	Not Applicable
	(b)	Not Applicable
	(c)	15.14
317	(a)(1)	Not Applicable
	(a)(2)	Not Applicable
	(b)	Not Applicable
318	(a)	Not Applicable
	(b)	Not Applicable
	(c)	15.01

*This Cross-Reference Table shall not, for any purpose, be deemed a part of the Indenture.

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December       , 2011, among River Rock Entertainment Authority, an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the “Authority”), the Tribe (as defined in the Original Indenture, as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Authority, the Tribe and the Trustee have entered into an Indenture, dated as of November 7, 2003 (the “Original Indenture”), governing the Authority’s 9¾% Senior Notes due 2011 (the “Notes”);

WHEREAS, under Section 9.02 of the Original Indenture, the Authority, the Tribe and the Trustee may make certain amendments to the Original Indenture and the Collateral Documents with the consent of the Holders of at least a majority (or, in the case of the Collateral Documents, 66 2/3%) in principal amount of Notes then outstanding; and

WHEREAS, Holders of a majority (and, to the extent necessary, 66 2/3%) in principal amount of Notes outstanding have consented to the amendments set forth herein in connection with the exchange offer and consent solicitation of the Authority commencing on November 18, 2011, with respect to the Notes.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Authority, the Tribe and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

1.             Definitions.  All capitalized terms used in this First Supplemental Indenture but not defined herein shall have the meanings assigned to such terms in the Original Indenture.

2.             Amendments to Original Indenture.

(a)           Amendment to Article One of the Original Indenture.

(i)            Article One of the Original Indenture is amended by deleting the following defined terms in their entirety:  “Cash Collateral and Disbursement Agreement”; “Collateral Accounts” (and replacing the reference in the definition of “Cash Equivalents” to the term “Collateral Accounts” with the term “Collection Account”); “Construction Escrow Account”; “Intercreditor Agreement”; and “Operating Account” (and all references in the Original Indenture to “Operating Account” are replaced with references to “Collection Account”).

(ii)           The following defined terms set forth in Article One of the Original Indenture are amended as follows:

(A)          The defined term “Control Agreement” is amended by replacing the text thereof with:  “Control Agreement” means (a) the Amended and Restated Deposit Account Control Agreement, entered into as of December      , 2011, among the Trustee, The Bank of the West, the Authority and the Tribe, and executed as of the Operative Date by the New Indenture Trustee and the Collateral Trustee (the “Original Control Agreement”), and (b) any other deposit account control agreement entered into, in connection with the obligations of the Authority and the Tribe under the Indenture and the Notes, by the Tribe, the Authority, the Trustee, the depository and, so long as the Collateral Trustee is the Control Party (as defined in the Original Control Agreement), the New Indenture Trustee and the Collateral Trustee; provided each such deposit account control agreement must include terms with substantially the same effect as those contained in Section 2 of the Original Control Agreement.

(B)           The defined term “Permitted Payments” is amended by replacing the text of clauses (9) and (10) thereof with:  “Intentionally Omitted.”.

(C)           The defined term “Pledge and Security Agreement” is amended by replacing the text thereof with:  “Pledge and Security Agreement” means the Pledge and Security Agreement by and among Trustee, the Authority and the Tribe dated as of November 7, 2003, as amended by Amendment No. 1 to Pledge and Security Agreement dated as of December     , 2011, and as may be further amended and supplemented from time to time.

(iii)          Article One of the Original Indenture is further amended by adding in the appropriate alphabetical order the following terms:

“Collection Account” has the meaning ascribed to such term in the Pledge and Security Agreement.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Operative Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as “New Indenture Trustee” and “Collateral Trustee”, and the other Persons from time to time party thereto.

“Collateral Trustee” means the “Collateral Trustee” under the Collateral Trust Agreement.

“Common Collateral” means, at any time of determination, the New Indenture Collateral, the Collateral and all other property of the Authority and the Tribe in which each of the Collateral Trustee and the Trustee has, pursuant to the New Indenture Collateral Documents and the Collateral Documents, respectively, a Lien.

“Enforcement Action” means (a) any action by the Trustee or any Holder to foreclose on any Lien on any Common Collateral granted pursuant to the Collateral Documents, (b) any action by the Trustee or any Holder, as part of an exercise of rights or remedies, to take possession of, sell or otherwise realize (judiciously or non-judiciously) upon any Common Collateral (including by setoff or notification to account debtors) or (c) the commencement by the Trustee or any Holder of any legal proceeding against the Authority or the Tribe or with respect to any Common Collateral to facilitate any of the actions described above.

“Indemnity Account” has the meaning ascribed to such term in Section 7.07 hereof.

“Indemnified Person” has the meaning ascribed to such term in Section 7.07 hereof.

“Indenture Debt” means the Notes and all Obligations of the Authority thereunder, under the Indenture and under the Collateral Documents.”

“New Indenture” means the Indenture, dated as of the Operative Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as “Trustee”, relating to 9% Series A Senior Notes due 2018 and 8% Series B Tax-Exempt Senior Notes due 2018.

“New Indenture Collateral” has the meaning ascribed to the term, “Collateral”, in the New Indenture.

“New Indenture Collateral Documents” has the meaning ascribed to the term, “Collateral Documents”, in the New Indenture.

“New Indenture Debt” means the New Indenture Notes and all Obligations of the Authority thereunder, under the New Indenture and under the New Indenture Collateral Documents.

“New Indenture Notes” means the 9% Series A Senior Notes due 2018 and the 8% Series B Tax-Exempt Senior Notes due 2018, issued under the New Indenture.

“New Indenture Trustee” means the “Trustee” under the New Indenture.

“Operative Date” means the date on which the Authority pays the consent consideration due for consents validly delivered with respect to Notes tendered and accepted for exchange as provided for in the Offering Circular and Consent Solicitation Statement of the Authority dated November 18, 2011.

“Parity Lien Collateral Documents” has the meaning ascribed to such term in the New Indenture.

“Parity Lien Debt” has the meaning ascribed to such term in the New Indenture.

“Parity Lien Documents” has the meaning ascribed to such term in the New Indenture.

“Subordinated Indenture” means the Indenture, dated as of the Operative Date, among the Authority, the Tribe and Deutsche Bank Trust Company Americas, as “Trustee”, relating to 6.50% Senior Subordinated Notes due 2019.

“Subordinated Indenture Trustee” means the “Trustee” under the Subordinated Indenture.

“Subordinated Notes” means the 6.50% Senior Subordinated Notes due 2019, issued under the Subordinated Indenture.”.

(b)           Amendment to Article Three of the Original Indenture.  Article Three of the Original Indenture is amended by replacing the text of Section 3.09 thereof with “Intentionally Deleted.”.

(c)           Amendments to Article Four of Original Indenture.  Article Four of the Original Indenture is amended by replacing the text of each of Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.20 thereof with “Intentionally Deleted.”.

(d)           Amendment to Article Five of the Original Indenture.  Article Five of the Original Indenture is amended by replacing the text of Section 5.01 thereof with “Intentionally Deleted.”.

(e)           Amendments to Article Six of the Original Indenture.  Article Six of the Original Indenture is amended as follows:

(i)            Section 6.01 thereof is amended by (1) replacing “;” in clause (b) thereof with “.”, and (2) deleting clauses (c) through (p) thereof, inclusive.

(ii)           Section 6.02 thereof is amended by deleting the second paragraph thereof.

(iii)          Section 6.03 thereof is amended by replacing the first sentence thereof with:

“If an Event of Default occurs and is continuing, but subject to the Sections 14.01, 14.02 and 14.03 hereof and any Control Agreement, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture, subject to the restrictions in Article Thirteen hereof.”

(iv)          Section 6.06 thereof is amended by deleting the last paragraph thereof.

(v)           Section 6.10 is amended by replacing the text thereof with:

“If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to the extent the proceeds constitute part of the Common Collateral, to the Collateral Trustee to be applied in accordance with Section 3.4 of the Collateral Trust Agreement;

Third: subject to the restrictions in Article Thirteen hereof, to Holders of Notes first for accrued and unpaid interest on the Notes and, second, for principal amounts outstanding, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal;

Fourth: to the Authority or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Notwithstanding anything to the contrary contained herein or the Collateral Documents, until the payment in full in cash of the Parity Lien Debt, the Common Collateral cannot be used to make any interest or principal payment on the Notes.”.

(f)            Amendments to Article Seven to the Original Indenture.  Article Seven of the Original Indenture is amended as follows:

(i)            Section 7.07 thereof is amended by adding the following paragraph at the end:

Subject to the foregoing, the Authority agrees to deposit $125,000 (together with any interest earned thereon, the “Indemnity Amount”) with the Trustee to be held by the Trustee in an interest bearing account complying with clause (3) of the definition of “Cash Equivalents”, such amount to be held by the Trustee to fund obligations of the Authority under this Section 7.07, other provisions of this Indenture, any Collateral Document or otherwise, in the event such obligations are not otherwise paid or reimbursed by the Authority as required in this Section 7.07.  Any reimbursement by the Authority to the Trustee under this Section, other provisions of this Indenture, any Collateral Document or otherwise shall be paid pursuant to properly documented invoices promptly submitted to the Authority.  The Authority shall pay any invoice of the Trustee or portion thereof not subject to contest by the Authority within ten (10) Business days after receipt of such invoice from the Trustee.  The Authority may contest in good faith with due diligence the amount of any invoice to be paid pursuant to this Section.  The Authority and the Trustee agree to work in good faith to resolve any such contest.  If the Authority and the Trustee cannot resolve such contest, the Trustee shall be entitled to seek instruction in a court of competent jurisdiction for payment of its invoices.  If the Authority does not pay any invoice of the Trustee to be paid pursuant to this Section, the Trustee shall be further entitled to pay such invoice from the Indemnity Amount.

(g)           Amendments to Article Ten to the Original Indenture.  Article Ten of the Original Indenture is amended by replacing the text of Section 10.01 thereof with “Intentionally Deleted.”.

(h)           Amendments to Article Fourteen to Original Indenture.  Article Fourteen of the Original Indenture is amended as follows:

(i)            Section 14.01 thereof is amended by replacing the text thereof with the following:

“Lien Priorities.

Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Indenture Debt granted on the Common Collateral or of any Liens securing the Parity Lien Debt granted on the Common Collateral and notwithstanding any provision of applicable law or the Collateral Documents:

(a)           any Lien on the Common Collateral securing any Parity Lien Debt, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Common Collateral securing any Indenture Debt granted pursuant to the Collateral Documents; and

(b)           any Lien on the Common Collateral securing any of the Indenture Debt granted pursuant to the Collateral Documents shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Parity Lien Debt.”.

(ii)           Section 14.02 thereof is amended by replacing the text thereof with the following:

“No Contest.

Neither the Trustee nor any Holder will (i) contest in any proceeding the grant, attachment, validity, enforceability, perfection, or priority of any Lien securing the Parity Lien Debt, or (ii) assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.”.

(iii)          Section 14.03 thereof is amended by replacing the text thereof with the following:

“No Enforcement Action.

“Notwithstanding anything to the contrary contained in the Indenture or any Collateral Document, until the indefeasible payment in full in cash of all Parity Lien Debt as evidenced by written notice delivered by the Collateral Trustee to the Trustee, neither the Trustee nor any holder of Indenture Debt will take any Enforcement Action.  Upon the occurrence and during the continuance of an event of default under any Parity Lien Documents or Parity Lien Collateral Documents, the Collateral Trustee may take and continue any enforcement action with respect to the Common Collateral in such order and manner as it may determine in its sole discretion.”.

(iv)          Section 14.04 thereof is further amended by deleting the following proviso from the second sentence of clause (a) thereof:

“; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Authority will apply the Net Proceeds in accordance with Section 4.09 hereof”.

(v)           Section 14.04 thereof is amended by replacing the text of clause (c) thereof with “Intentionally Deleted.”.

(vi)          Section 14.04 thereof is further amended by adding the following language at the end of clause (d) thereof:

“Any certificate or opinion delivered hereunder pursuant to TIA §314(d) shall be entitled to conclusively rely on the first sentence of this clause as the basis for the delivery of such certificate or opinion.”

(vii)         Article Fourteen of the Original Indenture is further amended by adding new Section 14.10 as follows:

“Third Party Beneficiaries.

The New Indenture Trustee, the Collateral Trustee, the Subordinated Indenture Trustee, the holders of the New Indenture Notes and the holders of the Subordinated Notes are intended third party beneficiaries of Sections 14.01, 14.02, 14.03 and this Section 14.10 entitled to enforce the provisions thereof and hereof against the Trustee and the Holders as if the New Indenture Trustee, the Collateral Trustee, the Subordinated Indenture Trustee, the holders of the New Indenture Notes and the holders of the Subordinated Notes originally were parties to this Indenture.  Without the prior written consent of the New Indenture Trustee, the Collateral Trustee and the Subordinated Indenture Trustee, Sections 14.01, 14.02, 14.03 and this Section 14.10 shall not be amended.”.

(i)            Amendments to Article Fifteen to the Original Indenture.  Article Fifteen of the Original Indenture is amended by replacing the text of Section 15.17 thereof with:

Section 15.17         IGRA Savings Provision.

It is not the intent of the parties hereto that this Indenture, whether considered alone, or together with any other one or more documents, constitute a management contract within the meaning of IGRA and its implementing regulations.  Accordingly, to the extent any reasonable basis exists therefore, each and every provision hereof shall be interpreted in a manner that does not cause this Indenture to constitute a management contract, whether considered alone, or together with any other one or more documents.  In no event shall any provision of this Indenture be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by the Trustee or any other Person that constitutes management of gaming in violation of IGRA and its implementing regulations.  Notwithstanding any other provision herein, if any term or condition herein should cause this Indenture, alone, or together with any one or more other documents, to constitute a management contract within the meaning of IGRA and its implementing regulations, such provision shall be null and void without any further force and effect, with all other provisions not similarly null and void remaining in full force and effect.  This Section shall survive as an agreement separate and apart from the remainder of this Indenture in the event of any determination that any provision of this Indenture causes this Indenture to constitute a management contract within the meaning of IGRA and its implementing regulations.

Section 15.18         Management Activity Limitations.

Notwithstanding any provision in this Indenture and the

Collateral Documents, or any other right to enforce the provisions of this Indenture and the Collateral Documents, none of the Trustee or any Holder or Beneficial Owner of the Notes shall engage in any planning, organizing, directing, coordinating or controlling of all or any portion of the operations of the Gaming Business (collectively, “Management Activities”), including, but not limited to:

(1)  the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(2)  any working or employment policies or practices;

(3)  the hours or days of operation;

(4)  any accounting systems or procedures;

(5)  any advertising, promotions or other marketing activities;

(6)  the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(7)  the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(8)  budgeting, allocating, or conditioning payments of the Authority’s operating expenses.

provided, however, that upon the occurrence of a Default or an Event of Default under this Indenture, none of the Trustee or any Holder or Beneficial Owner of the Notes will be in violation of this paragraph as a result of any such Person: (a) enforcing (or directing the enforcement of) compliance with any term or condition in this Indenture or the Collateral Documents that does not require the Gaming Business to be subject to any third-party decision-making as to any Management Activities; or (b) otherwise foreclosing (or directing the foreclosure) on all or any portion of the Collateral securing Obligations under this Indenture and the Collateral Documents.”.

3.             Amendments to the Notes.  All references in the Notes to the Indenture shall be to the Indenture as amended by this First Supplemental Indenture.

4.             Effectiveness of First Supplemental Indenture.  This First Supplemental Indenture shall become effective upon its execution but the provisions of Section 2 and 3 hereof shall not become operative until the date on which the Authority pays the consent consideration due for consents validly delivered with respect to Notes tendered and accepted for exchange as provided for in the Offering Circular and Consent Solicitation Statement of the Authority dated November 18, 2011.

5.             Ratification and Confirmation of the Original Indenture.  The Original Indenture, as amended hereby, is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

6.             Miscellaneous.

(a)           Binding Effect.  All agreements of the Authority and the Tribe in this First Supplemental Indenture shall be binding upon their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall be binding upon its successors.

(b)           Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and performed in such state but without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby.  The Authority, the Tribe and the Trustee hereby agree that the transactions under this First Supplemental Indenture occurred outside the Tribe’s reservation in the State of New York.

(c)           Trust Indenture Act Controls.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

(d)           Headings for Convenience of Reference.  The titles and headings of the sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

(e)           Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(f)            Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(Signature page follows)

IN WITNESS WHEREOF, the Authority, the Tribe and the Trustee have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and the year first above written.

AUTHORITY:

RIVER ROCK ENTERTAINMENT AUTHORITY

By:
Name:
Title:

TRIBE:

THE DRY CREEK RANCHERIA BAND OF POMO INDIANS

By:
Name:
Title:

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:
Authorized Signatory

Any questions regarding procedures for tendering Existing Notes and delivering Consents or requests for additional copies of the Offer Documents should be directed to the Information Agent.

The Information Agent for the Exchange Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll free: (800) 714-3313

Email: RREA@dfking.com

The Exchange Agent and Depositary for the Exchange Offer and Consent Solicitation is:

D.F. King & Co., Inc.

By mail, by hand or by overnight courier:

48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley

By Facsimile (Eligible Institutions Only): (212) 809-8838	For Confirmation by Telephone: (212) 493-6996